As filed with the Securities and Exchange Commission on December 17, 2025

Registration Statement No. 333-191518

Registration Statement No. 333-211302

Registration Statement No. 333-219960

Registration Statement No. 333-224897

Registration Statement No. 333-273912

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-191518)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-211302)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-219960)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-224897)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-273912)

UNDER

THE SECURITIES ACT OF 1933

EVOKE PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8447886
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

420 Stevens Avenue, Suite 230 Solana Beach, California	92075
(Address of Principal Executive Offices)	(Zip Code)

EVOKE PHARMA, INC. 2007 EQUITY INCENTIVE PLAN

EVOKE PHARMA, INC. 2013 EQUITY INCENTIVE AWARD PLAN

EVOKE PHARMA, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Matthew Wotiz

Secretary

Evoke Pharma, Inc.

420 Stevens Avenue, Suite 230

Solana Beach, California

(Name and address of agent for service)

(858) 345-1494

(Telephone number, including area code, of agent for service)

With copies to:

John C. Connery Jr.

Roland S. Chase

Hill Ward Henderson

101 E. Kennedy Blvd., Suite 3700

Tampa, Florida 33602

(813) 221-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”) by Evoke Pharma, Inc., a Delaware corporation (the “Registrant”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (Registration No.  333-191518), filed with the SEC on October 1, 2013, registering the offer and sale of (i) 123,250* shares of Common Stock, subject to outstanding awards under the Registrant’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”), (ii) 1,110,000* shares of Common Stock reserved for issuance under the Registrant’s 2013 Equity Incentive Award Plan, as amended (the “2013 Plan”), and (iii) 90,000* shares of Common Stock reserved for issuance under the Registrant’s 2013 Employee Stock Purchase Plan, as amended (the “2013 ESPP”);

•

Registration Statement on Form S-8 (Registration No.  333-211302), filed with the SEC on May 12, 2016, registering the offer and sale of (i) 1,088,071* shares of Common Stock reserved for issuance under the 2013 Plan, and (ii) 60,000* shares of Common Stock reserved for issuance under the 2013 ESPP;

•

Registration Statement on Form S-8 (Registration No.  333-219960), filed with the SEC on August 14, 2017, registering the offer and sale of (i) 600,000* shares of Common Stock reserved for issuance under the 2013 Plan, and (ii) 300,000* shares of Common Stock reserved for issuance under the 2013 ESPP;

•

Registration Statement on Form S-8 (Registration No.  333-224897), filed with the SEC on May 14, 2018, registering the offer and sale of 2,850,000* shares of Common Stock reserved for issuance under the 2013 Plan; and

•

Registration Statement on Form S-8 (Registration No.  333-273912), filed with the SEC on August 11, 2023, registering the offer and sale of (i) 810,000* shares of Common Stock reserved for issuance under the 2013 Plan, and (ii) 170,000* shares of Common Stock reserved for issuance under the 2013 ESPP.

*

Represents the number of shares registered prior to giving effect to (i) the 1-for-12 reverse stock split effected on May 23, 2022 and (ii) the 1-for-12 reverse stock split effected on August 1, 2024, as applicable.

On December 17, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 3, 2025 (the “Merger Agreement”), by and among the Registrant, QOL Medical, LLC, a Delaware limited liability company (“Parent”), and QOL-EOS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby files the Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under each Registration Statement, if any, as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 4, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, State of Florida on December 17, 2025.

Evoke Pharma, Inc.

By:	/s/ Matthew Wotiz
Name: Matthew Wotiz
Title: Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.